MESTEK, INC.




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 12, 1998

To The Shareholders of Mestek, Inc:

         Please take notice that the Annual Meeting of the Shareholders of Mestek, Inc. (the "Company") will be held at the Reed Institute, 152 Notre Dame Street, Westfield, Massachusetts adjacent to the Company's headquarters, on Tuesday, May 12, 1998 at 11:00 a.m. local time, for the following purposes:

         1. To elect a Board of nine (9) Directors for one-year terms, each to hold office until his or her successor is elected and qualified or he or she shall resign or be removed.

         2. To approve the appointment by the Board of Directors of GrantThornton as independent accountants to audit the books of the Company for the year ending December 31, 1998.

         3. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

         Pursuant to the By-Laws of the Company, the Board of Directors has, by resolution, fixed the close of business on March 20, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. Enclosed is your copy of the Proxy Statement and the Annual Report of the Company, including the financial statements for the year ended December 31, 1997 which has been mailed to all shareholders. Please refer to it for information concerning the affairs of the Company. The Annual Report does not constitute proxy soliciting material.

         ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING.

                                  By Order of the Board of Directors
                                  Mestek, Inc.

                                  R. BRUCE DEWEY, Secretary
260 North Elm Street
Westfield, Massachusetts
March 23, 1998

                           MESTEK, INC.

                         GENERAL OFFICES
                       260 North Elm Street
                 Westfield, Massachusetts  01085

                          March 23, 1998


                         PROXY STATEMENT
          FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                           May 12, 1998
                             Tuesday


              SOLICITATION AND REVOCATION OF PROXIES

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Mestek, Inc., hereinafter referred to as "Mestek" or the "Company". The cost of the solicitation of proxies will be borne entirely by the Company. Regular employees of the Company may solicit proxies by personal interview, mail or telephone and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the stock held of record by such persons.

     If a proxy in the accompanying form is duly executed and returned, the shares represented will be voted at the Annual Meeting and where a choice is specified, will be voted in accordance with the specification made. Proxies may be revoked at any time prior to voting by (1) executing and delivering a new proxy to the Secretary of the Company at or before the Annual Meeting, (2) voting in person at the Annual Meeting or (3) giving written notice of revocation to the Secretary of the Company at or before the Annual Meeting.

                          VOTING RIGHTS

     The shareholders entitled to vote at the Annual Meeting will be those whose names appeared on the records of the Company as holders of its Common Stock at the close of business on March 20, 1998, the record date. As of such date, there were issued and outstanding 9,610,135 shares of Common Stock of the Company, 8,926,305 of which are entitled to vote. The Company is not entitled to vote the 683,830 shares of Common Stock held in the treasury, 500,000 of which are reserved for the Mestek, Inc. 1996 Stock Option Plan.

     Shareholders are entitled to one vote for each share held on all matters to be considered and acted upon at the Annual Meeting, except that, with respect to the election of directors, cumulative voting is permitted. Cumulative voting means that each shareholder is entitled to as many votes as are equal to the number of shares which the shareholder owns multiplied by the number of directors to be elected in the same election and that the shareholder may cast all of such votes for a single nominee for director or may distribute them among two or more nominees, as the shareholder may see fit. There are nine (9) directors to be elected at the Annual Meeting to be held May 12, 1998. Discretionary authority to cumulate votes is solicited by the Board of Directors with respect to the election of directors in those cases in which no direction is made on the proxy card. Therefore, in such elections, unless otherwise indicated on the proxy cards, the votes represented by such proxies will be voted in favor of the nominees listed thereon (unless otherwise indicated) and in favor of Proposal 2.


                       FINANCIAL STATEMENTS

     The Company's audited consolidated financial statements and notes thereto, including selected financial data and management's discussion and analysis of financial condition and results of operations for the year ended December 31, 1997, are included in the Company's 1997 Annual Report to Shareholders, which was mailed concurrently with this proxy statement to all shareholders of record. The Annual Report does not constitute proxy soliciting material.


                      SHAREHOLDER PROPOSALS

     Proposals which shareholders wish to present for consideration at the Annual Meeting to be held in 1999 must be received at the Company's General Offices no later than December 31, 1998 in order to be included in the Company's proxy statement relating to such meeting.


                        EXECUTIVE OFFICERS

     The executive officers of the Company in addition to Mr. J.E. Reed, whose biography appears in the section entitled "ELECTION OF DIRECTORS" below, are the following:

James A. Burk      Age 52               Vice President since 1986

     Prior to the merger of Mestek, Inc. and Reed National Corp., Mr. Burk had been a Vice President of Reed since 1975. Mr. Burk had been employed in a number of manufacturing management positions by Reed since 1965. Mr. Burk is the son of E. Herbert Burk, Director of the Company.

R. Bruce Dewey     Age 46              Senior Vice President and General Counsel
                                       since 1994 and Secretary since 1992.

     Mr. Dewey was Vice President-Administration prior to 1994. Prior to joining Mestek in 1990, Mr. Dewey was an attorney in private practice in Seattle, Washington most recently with Cairncross, Ragen & Hempelmann from 1987 to 1990. Prior to the merger of Mestek, Inc. and Reed National Corp., Mr. Dewey had been Assistant to the President of Reed from 1979 to 1983 and had been affiliated with the Cooper-Weymouth, Peterson division of Reed from 1975 to 1979.

William S. Rafferty     Age 46      Senior Vice President of Sales and Marketing
                                    since 1991.

     Mr. Rafferty was Vice President of Marketing prior to 1991. Prior to joining Mestek in 1990, Mr. Rafferty was Senior Vice President of Sales and Marketing of Taco, Inc., from 1984 to 1990, and held a number of sales and marketing management positions with The Trane Company from 1974 to 1984.

Stephen M. Shea         Age 41     Senior Vice President-Finance  since 1994 and
                                   Chief Financial Officer since 1990.

     Mr. Shea was Vice President-Finance prior to 1994. Mr. Shea was Controller of the Company from 1987 to 1990 and was Manager of Corporate Planning from 1986 to 1987, holding the same position at Reed National Corp. from 1985 to 1986. Prior to joining Reed in 1985, Mr. Shea was a Certified Public Accountant with the Hartford, Connecticut accounting firm of Spitz, Sullivan, Wachtel & Falcetta from 1979 to 1985.


                      EXECUTIVE COMPENSATION

     Consistent with the revised proxy rules on executive compensation adopted by the Securities and Exchange Commission, there is shown below, information concerning the annual compensation (salary, bonus and other) for services in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1997, 1996 and 1995, of those persons who were at December 31, 1997
(a) the Chief Executive Officer of the Company and (b) the other four most highly compensated executive officers of the Company who were serving in such capacity at December 31, 1997, as determined by the Directors.

                    SUMMARY COMPENSATION TABLE

     Under the revised proxy rules on executive compensation adopted by the Securities and Exchange Commission, all suggested columns and headings relating to forms of compensation not offered by the Company have been omitted for presentation in the Summary Compensation Table below.

NAME AND                      ANNUAL                        LONG-TERM
PRINCIPAL POSITION         COMPENSATION                   COMPENSATION

                                                 Securities Underlying
                                                    Options Granted   All Other
                   Fiscal   Salary    Bonus   Other    (Shares)     Compensation
                    Year      ($)     ($)(1)   (2)       (3)           ($)(4)

John E. Reed        1997    262,000   623,000     -        -            7,740
Chairman of the     1996    262,000   540,000     -        -            7,119
Board, President    1995    262,000   462,300     -        -            7,164
and Chief Executive
Officer (5)

William S.          1997    130,000   138,540     -        -           23,863
Rafferty, Senior    1996    124,800   117,335     -     25,000          9,494
Vice President-     1995    120,120    75,690     -        -            9,474
Marketing

James A. Burk       1997    102,350   163,350     -        -           28,478
Vice President      1996     99,000   136,200     -        -            8,394
                    1995     95,850    82,740     -        -            9,474

R. Bruce Dewey      1997    124,875   115,950     -        -           22,939
Senior Vice         1996    118,375    69,000     -     25,000          8,915
President and       1995    111,875    61,230     -        -            8,653
General Counsel

Stephen M. Shea     1997    108,000    77,300     -        -           16,494
Senior Vice         1996    104,000    69,000     -     25,000          8,546
President-Finance   1995    100,100    61,230     -        -            7,917

               NOTES TO SUMMARY COMPENSATION TABLE

(1) Certain executive officers whose corporate responsibilities are applicable to all segments of the Company's business historically have been paid, and in some cases are contractually entitled to be paid, bonuses based on the company-wide profits during each fiscal year (the "Executive Officer Bonus Policy"). Under the Executive Officer Bonus Policy the bonus for an eligible executive officer is equal to the sum of percentages (which may be different for each participant) of the Company's operating profits in excess of a specified return on tangible net worth plus borrowed capital as of January 1 of the fiscal year, after deduction for all other bonuses on the first $5,000,000 of operating profits for the first tier and in excess of $5,000,000 of operating profits for the second tier. Messrs. J.E. Reed, S.M. Shea and R.B. Dewey were the only participants in the Executive Officer Bonus Policy for 1997 and they are the only executive officers of Mestek eligible to participate under such Policy for 1998. Mr. J.E. Reed is contractually entitled to participate in the Executive Officer Bonus Policy. In 1997, Mr. J.E. Reed was entitled to receive ten percent (10%) under the first tier bonus and five percent (5%) under the second tier bonus. All officers of Mestek, other than those participating under the Executive Officer Bonus Policy in a given year, and certain other key employees involved in the Company's operations, historically have been paid annual bonuses based on the profitability of the individual business units (termed "profit centers" by the Company) to which such persons are assigned and for which they have specific responsibility (the "Key Employee Bonus Policy"). Under the Key Employee Bonus Policy, the bonus for an eligible executive officer is equal to a percentage (which may be different for each participant) of the amount by which the operating profits of such employee's profit centers for such fiscal year exceed a specified return on the average tangible net assets employed by such profit centers. Messrs. Rafferty and J.A. Burk were awarded bonuses under the Key Employee Bonus Policy for 1997 and they are the only executive officers anticipated to be awarded bonuses under such Policy for 1998.

(2) In accordance with the revised proxy rules on executive officer compensation adopted by the Securities and Exchange Commission, amounts of Other Annual Compensation for 1995, 1996 and 1997, which would include the incremental costs to the Company of perquisites and personal benefits paid to any executive officer, are excluded because they are less than $50,000 or less than 10% of the total annual salary and bonus compensation for each of such individuals in the Summary Compensation Table. Such perquisites may include, among others, the compensation attributable to the personal use of a Company automobile and compensation attributable to personal use of club memberships.

(3) In 1996, the Board of Directors recommended, and the shareholders approved, the Mestek, Inc. 1996 Stock Option Plan which provides for the award of up to 500,000 shares of the Company's Common Stock to eligible individuals at the discretion of the Board of Directors. Pursuant to the Plan, several key employees of the Company were awarded stock options under the Plan. Among the executive officers of the Company, Messrs. S.M. Shea, W.S. Rafferty and R.B. Dewey received awards of stock options for the number of shares indicated in the Summary Compensation Table. After the first year of the award, the stock options vest over a five year period in equal increments of 20% of the total stock option amount, and expire after ten years. The stock options are exercisable at the option price which is equal to the price of the Common Stock as of the grant date. For each of the executive officers who received such awards in 1996 the exercise price of the option is $13.75 per share.

(4) In accordance with the revised proxy rules on executive officer compensation adopted by the Securities and Exchange Commission, amounts of All Other Compensation for 1995, 1996 and 1997 include the cost of premiums for life insurance having a benefit in excess of $50,000 to which individuals other than the Company are beneficiaries, the costs to the Company of the contributions by the Company to each executive officer under the Company's 401(k) Plan whereby the Company matches each $1.00 of employee contribution with $0.25 up to the first 6% of salary and bonus, the Company's contributions on behalf of each executive officer to the Mestek, Inc. Profit Sharing Plan, whereby the Company contributes three percent (3%) of annual base salary up to the OASDI maximum of $65,400 and six percent (6%) of annual base salary for amounts of compensation in excess of the OASDI maximum of $65,400 (as limited in accordance with the Employee Retirement Income Security Act), and premiums paid by the Company to fund a Supplemental Executive Retirement Plan whereby eligible participants, if they have not forfeited their rights by failing to continue employment with the Company until attaining age 65 (subject to certain change of control provisions), receive (i) a retirement benefit equal to $3,000 or $2,500 (depending upon eligibility) per month for life after retirement from the Company, (ii) a "monthly survivor annuity" benefit upon death equal to half the amount payable under the retirement benefit or (iii) a disability benefit equal to the retirement benefit.

(5) Mr. J.E. Reed is employed under an agreement with the Company which is automatically extended for one-year periods unless either party gives the other sixty (60) days' notice of termination. The contract specifies a certain base salary to be reviewed annually by the Board of Directors of the Company. The base salary under this contract for 1997 was $262,000, the same as 1996. The contract provides for continuation of salary for six (6) months in the case of death and for twelve (12) months, with the contractual bonus, described above, in the case of incapacitation. The contract provides for Mr. J.E. Reed to be furnished with the use of a Company automobile and to be reimbursed for legitimate business expenses.

                      DIRECTORS COMPENSATION

    Directors of Mestek who are not employees were paid in 1997 an annual retainer of $4,000 (paid quarterly), a fee of $1,500 for each Board Meeting attended (including subsidiary Boards) and a fee of $500 for each meeting of each Committee of the Board of Directors and each Special Assignment attended, or a fee of $1,500 if such Committee meeting or Special Assignment attended is not held in conjunction with a Board Meeting. Certain members of Mestek's Board of Directors are also members of one or more of the subsidiary Boards.

     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    This report of the Compensation Committee of the Board of Directors of the Company shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such Acts. No members of the Compensation Committee are officers or employees of the Company or any of its subsidiaries nor are any of the members of the Committee former officers of the Company or any of its subsidiaries. The Compensation Committee furnished the following report on Executive Compensation as required under the revised proxy rules on executive compensation adopted by the Securities and Exchange Commission.

                              REPORT

    It is the philosophy of the Company to establish and maintain compensation programs that closely align the compensation of the Company's executive officers with the financial and long-term interests of the Company's shareholders while at the same time reflect the Company's core values and reward individuals for outstanding contributions to the Company's profitability. Therefore to a large extent, the Company relies on performance-based cash bonuses to compensate its executive officers for their performance and contribution to the Company's profitability, as well as the selective use of long-term incentives to even more closely align the financial interests of the Company's senior executives with those of the shareholders. The Compensation Committee of the Board of Directors (the "Committee"), which consists entirely of non-employee Directors, annually reviews the Company's executive officer compensation program, as well as the levels of compensation to be paid to the Chief Executive Officer and other executive officers, and makes recommendations to the entire Board of Directors regarding compensation to be paid or awarded.

    The Company's compensation program for executive officers consists of the following elements: payments of annual salary, payment of annual performance-based cash bonus based on the financial results of the Company as measured against its pre-established business plans, long-term incentives and certain other benefits, including a supplemental retirement program.

    Base salary. The Compensation Committee annually reviews the annual base salary of the Chief Executive Officer and the recommendations of the Chief Executive Officer of the annual base salary of the Company's other executive officers. The factors upon which the Compensation Committee bases its annual salary recommendations to the entire Board of Directors include the individual work performance of each of the respective officers in meeting or exceeding the pre-established business plan goals. In particular, the majority factor in assessing the annual base salary of the Chief Executive Officer is the accomplishment of the sales, profitability and other goals set forth in the business plan of the Company. The Compensation Committee also takes into account the accomplishments of the Chief Executive Officer that may not have immediately contributed to the profitability of the Company in the current year, but which may contribute to the Company's long-term strategic goals. In 1997 the annual base salary of the Chief Executive Officer remained unchanged despite the strong performance and financial results of the Company in the previous years. However, in keeping with the Company's philosophy of relying on performance-based cash bonuses to motivate its senior executives, the Chief Executive Officer total annual compensation increased in 1997 on the basis of higher performance-based cash bonuses due to the Company's financial performance as discussed more fully below.

    Annual Bonus Plan. The bonus policies under which the Compensation Committee makes its recommendations to the full Board of Directors regarding performance-based cash bonuses are the Executive Officer Bonus Policy and the Key Employee Bonus Policy.

    The Compensation Committee annually determines the eligible executive officers of the Company for participation in the Executive Officer Bonus Policy. The Compensation Committee also establishes the targets by which the Company's financial performance will be measured for purposes of the Executive Officer Bonus Policy, utilizing a specified return on the Company's net investment in its businesses. There are two separate tiers in the Executive Officer Bonus Policy for each executive officer participating therein, based on the operating profits of the Company. The first $5,000,000 of operating profits constitute the first tier, and amounts in excess of $5,000,000 of operating profits constitute the second tier. Each executive officer is assigned a percentage by the Committee in both the first and second tier based on their respective levels of responsibility, experience, and performance. The percentage of each participating executive officer is applied to the amounts by which the Company's operating profits, after deduction for all other bonuses, exceed the specified targets of return on tangible net worth plus borrowed capital as of January 1st of the fiscal year. The specified return target for the Executive Officer Bonus Policy for 1997 was fifteen percent (15%) return. The percentages assigned to the Chief Executive Officer are determined by an employment contract that is reviewed annually by the Committee for renewal. In 1997, the Chief Executive Officer was entitled to receive ten percent (10%) under the first tier bonus, and five percent (5%) under the second tier bonus. The other executive officers who participated in the Executive Officer Bonus Policy in 1997 were R. Bruce Dewey and Stephen M. Shea. Messrs. Reed, Dewey and Shea are the only executive officers entitled to participate in the Executive Officer Bonus Policy in 1998.

    The Compensation Committee, based on the recommendations of the Chief Executive Officer, also selects executive officers eligible to participate in the Key Employee Bonus Policy, and establishes their respective participation percentage, as well as the targets for the specified return on tangible net assets employed. Each of the executive officers' respective participation percentage is established by reference to his or her level of responsibility, performance, and contribution to the profitability of the various business units in which the executive officer is involved. The participation by executive officers in the Key Employee Bonus Policy is based on their participation percentage in the operating profits of the Company's individual business units in excess of a specified return on tangible net assets employed in such business unit. The specified return targets for the Key Employee Bonus Policy for 1997 vary by business unit, but were generally a twenty percent (20%) return. In 1997, William S. Rafferty and James A. Burk were the executive officers participating in the Key Employee Bonus Policy and they are the only executive officers eligible to participate in 1998.

    As demonstrated in the Summary Compensation Table, the performance-based cash bonuses paid to the Company's executive officers in 1997 are a major portion of their respective total compensation and thus the Compensation Committee's objective, of directly and objectively binding the compensation of the executive officers to the Company's financial performance, has been achieved.

    Other Compensation. The Compensation Committee also relies on several other compensation methods to retain executive talent critical to the Company's operations by granting the opportunity to acquire a proprietary interest in the Company to selected senior executives under the Mestek, Inc. 1996 Stock Option Plan and by providing a supplemental retirement plan which provides a fixed retirement benefit payable for the life of the participant after he or she reaches age 65, with payments to any surviving spouse or dependent at 50% of the amounts payable during the life of the participant and a long-term disability benefit.

    Stock Options granted under the Company's stock incentive plan, the Mestek, Inc. 1996 Stock Option Plan, (which has previously been approved by the shareholders) provide incentives to the senior executives receiving such options in maximizing stock price appreciation of the Company's common stock thereby closely aligning their interests with the long-term interests of the shareholders. Such Options also serve to retain senior executives by vesting in them a proprietary interest in the Company. Option exercise prices are set at 100% of the fair market value on the date of the grant. The options vest in 20% increments annually after one year from the date of the grant, and thereafter expire in ten years. The number of shares in each particular stock option is at the discretion of the Compensation Committee and upon the recommendation of the Chief Executive Officer. However, the total aggregate amount of stock options granted under the Mestek, Inc. 1996 Stock Option Plan is limited to 500,000 shares. Options to acquire 90,000 shares under the Plan were granted in 1996. No stock options were granted in 1997.

    After considering all of the factors and making recommendations upon the annual base compensation and bonus formulae and percentage participations for the Chief Executive Officer and each of the other executive officers of the Company, the Compensation Committee presents this report to the full membership of the Board of Directors at the December Board Meeting of the Company each year. The recommendations of the Compensation Committee for each of 1995, 1996 and 1997 were presented, discussed and voted upon, and approved in an Executive Session of the Board of Directors of the Company, Mr. J.E. Reed abstaining.

    In addition, each year the entire Board of Directors, based upon the recommendation of the Compensation Committee considers the percentage participation of all employees (including the Chief Executive Officer and the other executive officers of the Company) in the Company's Profit Sharing Plan. For the fiscal year ended December 31, 1997, the Compensation Committee recommended and the Board of Directors voted a Company contribution of three percent (3%) of annual base salary for all eligible employees up to the OASDI maximum of $65,400 and a Company contribution of six percent (6%) of annual base salary for all eligible employees for amounts in excess of the OASDI maximum of $65,400 (as limited in accordance with the Employee Retirement Income Security
Act).

DAVID W. HUNTER, Chairman, A. WARNE BOYCE, WILLIAM J. COAD, Members

           SHAREHOLDER RETURN PERFORMANCE PRESENTATION
    This Shareholder Return Performance Presentation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such Acts. Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the common stock of Mestek (referred to by its New York Stock Exchange symbol "MCC" in the line graph and notes thereto) against the cumulative total return of the S&P Composite 500 Stock Index and the S&P Building Materials Index (referred to as the "Peer Group" in the line graph and notes thereto) for the period of five (5) fiscal years commencing December 31, 1992 and ended December 31, 1997. It assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in MCC Common Stock, S&P 500, and Peer Group. Cumulative total return assumes reinvestment of dividends.

                COMPARATIVE FIVE-YEAR TOTAL RETURNS
Mestek, Inc., S&P 500, Peer Group (Performance results through 12/31/97)





                               1992    1993    1994    1995    1996    1997

Mestek, Inc.                  100.00  105.63  109.86  132.39  185.92  211.27
Peer Group                    100.00  123.91   91.34  123.72  147.66  179.71
S&P 500                       100.00  110.08  111.53  153.45  188.68  251.63

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    WESTFIELD, MASSACHUSETTS. Mestek leases its Westfield, Massachusetts commercial products manufacturing facilities from Sterling Realty Trust under two leases corresponding to the two major buildings on the north side of Notre Dame Street, one at a net annual rental of $192,000, which expires on December 31, 1999, and the other at a net annual rental of $42,000, which expires on June 30, 1998. Both leases are payable monthly. Mestek leases its South Complex, including its advertising facility, the Reed Institute training facility and the baseboard manufacturing facility pursuant to a lease which expires December 31, 2008 from Sterling Realty Trust at a net annual rental of $256,800, payable monthly. Sterling Realty Trust is a Massachusetts business trust of which John
E. Reed is the sole trustee and of which Mr. Reed and a Reed family trust are the sole beneficiaries. Mestek leases certain equipment used in the Westfield facilities pursuant to a lease from Sterling Realty Trust for an annual rental of $24,360 that expired December 31, 1997, which lease is now on a month to month basis pending negotiation. Mestek also leases certain equipment used in the Westfield facilities pursuant to a lease from the Elizabeth C. Reed Trust for an annual rental of $3,600 that expired December 31, 1997, and pursuant to a lease from Machinery Rental Company for an annual rental of $24,888 that expired December 31, 1997, both of which leases are now on a month to month basis pending negotiation. John E. Reed is the sole proprietor of Machinery Rental Company. Mr. Reed is the trustee of the Elizabeth C. Reed Trust and his daughter is sole beneficiary.


    FARMVILLE, NORTH CAROLINA. Mestek leases its Farmville, North Carolina production facility from Rudbeek Realty Corp. ("Rudbeek") pursuant to an amended lease for an annual minimum net base rental of $408,000, payable monthly. Rudbeek is wholly owned by family trusts for which John E. Reed and E. Herbert Burk, directors of the Company, respectively, serve as trustees and of which Stewart B. Reed (Mr. Reed's son and a director of the Company), James A. Burk (Mr. Burk's son and Vice President of the Company) and certain other members of the Burk family are beneficiaries. Mestek leases certain equipment for use at the Farmville facility pursuant to a lease from Sterling Realty Trust for an annual rental of $5,700 that expired December 31, 1997, pursuant to a lease from the Elizabeth C. Reed Trust for an annual rental of $3,000 that expired December 31, 1997 and pursuant to a lease from Machinery Rental Company for an annual rental of $132,360 that expired December 31, 1997, all of which leases are now on a month to month basis pending negotiation.

    WRENS, GEORGIA. Mestek leases certain equipment used in its Wrens, Georgia facility pursuant to a lease from Sterling Realty Trust for an annual rental of $10,440 that expired December 31, 1997, pursuant to a lease from the Elizabeth
C. Reed Trust for an annual rental of $11,940 that expired December 31, 1997, and pursuant to a lease from Machinery Rental Company for an annual rental of $16,032 that expired December 31, 1997, all of which leases are now on a month to month basis pending negotiation.

    SOUTH WINDSOR, CONNECTICUT. Mestek leases its South Windsor, Connecticut facility from MacKeeber Associates Limited Partnership ("MacKeeber"), a Connecticut limited partnership, pursuant to an amended lease for a net annual base rental of $324,600, payable monthly. Such lease expires on December 31, 2004. MacKeeber is owned by John E. Reed, Stewart B. Reed, E. Herbert Burk and David R. Macdonald, all directors of the Company, as limited partners and John
E. Reed as the sole general partner. In 1984, the Connecticut Development Authority issued an Industrial Development Bond in the principal amount of $3,500,000, bearing interest at 72% of the prime rate, with final maturity in 2004. Of the proceeds of issuance of such Bond, $2,650,000 were lent by the Authority to MacKeeber (the proceeds of which loan were used to acquire the South Windsor facility) and $850,000 were lent by the Authority to a former subsidiary of the Company (the proceeds of which loan were used to acquire certain machinery and equipment for use at the South Windsor facility). The Company and MacKeeber have agreed to an unconditional guaranty of the payment of each other's note under the loan agreement. The obligations of the Company under its note have been paid in full. Mestek leases certain equipment for use at the South Windsor facility pursuant to a lease from Machinery Rental Company for an annual rental of $24,000 that expired December 31, 1997, which lease is now on a month to month basis pending negotiation.

    LOS  ANGELES,   CALIFORNIA.   Pacific/Air  Balance,   Inc.,  a  wholly-owned
subsidiary of the Company, rents a facility at 13516 Desmond Street, Los Angeles, California, from Production Realty, Inc., pursuant to a written lease for an amount equivalent to an annual rental of $114,000, payable monthly. The lease expires on December 31, 1999 with an option to renew for an additional two years at an annual rental of $120,000, payable monthly. Stewart B. Reed, a director of the Company, is the sole shareholder of Production Realty, Inc.

    OTHER CONSIDERATIONS AND RELATIONSHIPS. Mestek retained the law firm of Baker & McKenzie during 1997 and proposes to retain that firm during 1998. David R. Macdonald, a director of the Company, retired as a partner in the Washington, D.C. office of Baker & McKenzie in June, 1996.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    Under the proxy rules of the Securities and Exchange Commission, a person who directly or indirectly has or shares voting power and/or investment power with respect to a security is considered a beneficial owner of the security. Shares as to which voting power and/or investment power may be acquired within 60 days are also considered as beneficially owned under these proxy rules. The information set forth in this proxy statement concerning beneficial ownership of shares of the common stock of the Company has been received from or on behalf of the persons named. The only persons known by the Company to be the beneficial owners of more than five percent (5%) of the common stock of the Company as of March 20, 1998 are John E. Reed and Stewart B. Reed, both of whom are directors of the Company. The address of each of Messrs. J.E. Reed and S.B. Reed is 260 North Elm Street, Westfield, Massachusetts 01085. The amount and nature of their beneficial ownership is included in the table below.




    The directors of the Company and the executive officers and directors as a group beneficially owned shares of the Company's outstanding Common Stock as follows on March 20, 1998:

                              Amount and nature of               Percent
Name and beneficial           beneficial ownership               of Class

Directors:
A. Warne Boyce                          2,700                       *
E. Herbert Burk                       419,802 (1)                  4.70%
William J. Coad                         2,200                       *
Winston R. Hindle, Jr.                  8,000                       *
David W. Hunter                        13,330 (2)                   *
David M. Kelly                          3,000                       *
David R. Macdonald                      8,000                       *
John E. Reed                        3,298,393 (3)                 36.95%
Stewart B. Reed                     2,192,287 (4)                 24.56%

Executive Officers:
James A. Burk                          33,594                       *
R. Bruce Dewey                            307 (5)                   *
William S. Rafferty                     1,000 (5)                   *
Stephen M. Shea                         3,000 (5)                   *
All executive officers and
directors as a group
 (13 persons)                       5,985,613                     67.06%

  * less than 1%

(1) Excludes 137,500 shares of common stock held by a spousal trust, to which he disclaims ownership.

(2) Excludes 9,500 shares of common stock held by his spouse to which he disclaims ownership.

(3) Excludes 13,307 shares of common stock held by his wife and 13,307 shares of common stock held by a family trust for which he is not trustee, to which he disclaims ownership. Excludes 1,712,691 shares of common stock held by John E. Reed as trustee for various family trusts, but for which he disclaims beneficial ownership. 1,325,833 of such common shares are, however, included in the shares listed as beneficially owned by Stewart B. Reed per note (4) below. Includes 524,994 shares of common stock owned by Sterling Realty Trust, a Massachusetts business trust of which John E. Reed is the trustee and of which he and a family trust are the beneficiaries.

(4) Includes 1,325,833 shares of common stock owned by the Stewart B. Reed Trust, of which Stewart B. Reed is the beneficiary and John E. Reed is the trustee.

(5) Excludes 10,000 shares of common stock which have vested under the Mestek, Inc. 1996 Stock Option Plan, but which have not been exercised.


                  COMPLIANCE WITH SECTION 16(a)
                  OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of the Company, as well as persons who own more than ten percent (10%) of a registered class of the company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1997, all applicable Section 16(a) filing requirements were satisfied, except one report of each of Mr. Hindle and Mr. S. B. Reed on Form 4 were filed untimely and one report of each of Messrs. Shea, Rafferty, Kaddaras and Dewey on Form 5 regarding the grant of stock options were filed untimely.


                     MATTERS TO BE ACTED UPON

1.   Election of Directors

     In accordance with the By-Laws of the Company, the Board of Directors consists of not less than seven (7) nor more than fourteen (14) members, as set forth from time to time by the Board of Directors, elected by the shareholders annually. The Board of Directors has set the number of members at nine (9). Nine
(9) of the current directors will stand for election at the Annual Meeting on May 12, 1998. The Board of Directors recommends the election of the nine (9) nominees identified below. The proxies named in the accompanying proxy card intend, subject to the discretionary authority to cumulate votes described above, to vote for the nine (9) persons named below, unless otherwise directed by the shareholder on the proxy card. The Board of Directors knows of no reason why any nominee will be unavailable or unable to serve. If any nominee is unable to serve or for good cause will not serve, the persons named as proxies will vote for such other persons as they shall deem to be in the best interest of the Company.

Nominees to be Elected

A. Warne Boyce  Age 68         Director of Mestek from
                               1983 to 1986 and since 1990

     Mr. Boyce has been Chairman and Chief Executive Officer of Microbac Laboratories, Inc., Pittsburgh, Pennsylvania, since 1989 and President since 1969. He holds the same positions with three affiliated companies: BTC Analysts, Inc., also of Pittsburgh, Orbeco Analytical Systems, Inc., Long Island, New York and CPA Microbac, Ltd., U.K. Mr. Boyce was a Director of Chester Environmental, Inc., a former subsidiary of the Company, from 1985 until 1990.

E. Herbert Burk     Age 79    Director of Mestek since 1986

     Mr. Burk retired on July 31, 1987 as Senior Vice President of the Company, an office he had held since 1986. Prior to the merger of Mestek, Inc. and Reed National Corp. on July 31, 1986, Mr. Burk had been a Director and Vice President of Reed since 1969 and a Senior Vice President of Reed since 1975. He had been employed by Reed since 1948. Mr. Burk is the father of James A. Burk, who is a Vice President of the Company.

William J. Coad     Age 66    Director of Mestek since 1986

     Mr. Coad has been President and Director of The McClure Corporation, St. Louis, Missouri, mechanical and electrical engineering consultants, since 1984, and from 1968 until 1984 he served as its Vice President and Director. He recently became its Chairman. He was Professor of Mechanical Engineering at Washington University in St. Louis, Missouri until his retirement from that position in January 1987 and is now an Affiliate Professor at that institution. Mr. Coad is also a Director of Mechanical Engineering Data Service, Inc., St. Louis, Missouri, and Exergen Corporation, Natick, Massachusetts. Prior to the 1986 merger of Mestek, Inc. and Reed National Corp., Mr. Coad had been a Director of Reed since 1985.

Winston R. Hindle, Jr.   Age 67         Director of Mestek since 1994

     Mr. Hindle was Senior Vice President of Digital Equipment Corporation, Maynard, Massachusetts, prior to his retirement in July, 1994. In his 32 years with Digital, he managed both corporate functions and business units and was a member of the Company's Executive Committee. Mr. Hindle is a member of Mestek's Executive Committee. Mr. Hindle serves as a director of National Northeast Corporation and MCS, Inc., subsidiaries of the Company. Mr. Hindle is also a director of Keane, Inc., of Boston, Massachusetts and CP Clare Corporation of Beverly, Massachusetts.

David W. Hunter     Age 69    Director of Mestek since 1985

     Mr. Hunter has been Chairman of Hunter Associates, Inc., an investment banking firm in Pittsburgh, Pennsylvania since 1992. From 1990 to 1992 he was Chairman Emeritus of Parker/Hunter, Inc., an investment banking firm in Pittsburgh, Pennsylvania, where he was Chairman from 1978 until 1990. Mr. Hunter is also a Director of Lockhart Companies, Kiene Diesel Accessories, Inc., Justifacts, Quanterra, Inc. and U.S. Tool & Die Corporation. He served as Chairman of the Board of Governors of the National Association of Securities Dealers, Inc. from 1986 to 1987.



David M. Kelly  Age 56      Director of Mestek since 1996

     Mr. Kelly is currently the Chairman of the Board and Chief Executive Officer of Matthews International Corporation, located in Pittsburgh, Pennsylvania, and also served as President and Chief Operating Officer of Matthews International since 1995. Prior to his employment with Matthews International, Mr. Kelly was employed by Carrier Corporation for 22 years where he held a variety of executive positions, in the United States and in Asia, in Marketing, Manufacturing and Operations. Mr. Kelly received a Bachelor of
Science in Physics from Boston College in 1964, a Master of Science degree in Molecular Biophysics from Yale University in 1966, and a Master of Business Administration from Harvard Business School in 1968. Mr. Kelly also serves as a Director of various subsidiaries of Matthews International, Elliott Corporation and the United Way of Allegheny County.

David R. Macdonald       Age 67         Director of Mestek since 1986

     Mr. Macdonald is Chairman and Chief Executive Officer of the David R. Macdonald Foundation. In June, 1996, he retired as a partner in the Washington, D.C. office of the law firm of Baker & McKenzie. Between 1981 and 1983, Mr. Macdonald served as Deputy United States Trade Representative, with the rank of Ambassador. Between 1977 and 1981, Mr. Macdonald was engaged in private law practice with the firm of Baker & McKenzie in Chicago, Illinois. Before 1977, Mr. Macdonald served as Under Secretary of the Navy and as Assistant Secretary of the Treasury for Enforcement, Operations and Tariff Affairs. Prior to the merger of Mestek, Inc. and Reed National Corp., Mr. Macdonald had been a Director of Reed since 1983.

John E. Reed        Age 82    Director of Mestek since 1986

     Mr. J.E. Reed has been Chairman of the Board, President and Chief Executive Officer of the Company since 1989, and is a member of the Executive Committee and serves on the Boards of the Company's subsidiaries. From 1986 until 1989 he was President and Chief Executive Officer and prior to the 1986 merger of Mestek, Inc. and Reed National Corp., had been President and Chief Executive Officer of Reed since he founded it in 1946. Mr. Reed is also a Director of Wainwright Bank & Trust Co., Boston, Massachusetts. Mr. Reed is the father of Stewart B. Reed, a director of the Company.

Stewart B. Reed     Age 50    Director of Mestek since 1986

     Through April 1996, Mr. S.B. Reed was employed as the Executive Vice President of the Company and now serves as a consultant to the Company. He is a member of the Executive Committee and serves as a director of National Northeast Corporation and MCS, Inc., subsidiaries of the Company. Prior to the 1986 merger of Mestek, Inc. and Reed National Corp., Mr. Reed had been Executive Vice President of Reed in charge of corporate development. Mr. Reed had been employed by Reed since 1970. Mr. Reed is the son of John E. Reed, Chairman of the Board, President and Chief Executive Officer of the Company.


                  BOARD MEETINGS AND COMMITTEES


     During the past twelve months the Board of Directors held four meetings. All directors were present at the meetings, except Mr. Hunter was excused from the December meeting due to illness.

     The Board of Directors has four (4) standing committees: Audit, Compensation, Executive and Nominating.

Audit Committee

     The Audit Committee's responsibilities include (a) reviewing and evaluating the work and performance of the Company's independent accountants and making recommendations to the Board of Directors regarding the selection of such independent accountants, (b) conferring with the Company's independent accountants and its financial officers to evaluate the Company's internal accounting methods and procedures and to recommend changes in such methods and procedures, (c) reviewing and making recommendations on all related party transactions and the Company's conflict of interest policy, (d) directing the tasks of the internal auditor of the Company, and (e) reviewing and overseeing the organization and operation of the financial operations of the Company. The Audit Committee held two (2) meetings and consulted with each other and management as necessary to discharge its duties throughout the past twelve months. The current members of the Audit Committee are Messrs. Burk (Chairman), Kelly and Hindle.

Compensation Committee

     The Compensation Committee is responsible for reviewing the salary of the Chief Executive Officer and the executive officers of the Company and recommending to the Board of Directors the amount of salary to be paid, the bonus formulae and other compensation for the Chief Executive Officer and the executive officers of the Company. Please see the report of the Compensation Committee above. The Compensation Committee met in December, 1997 to consider and recommend compensation matters to the Board of Directors. The current members of the Compensation Committee are Messrs. Hunter (Chairman), Coad and Boyce.

Executive Committee

     To the extent permitted by the laws of the Commonwealth of Pennsylvania, the Executive Committee has and may exercise all the powers and authorities of the Board of Directors as follows: (a) to take action on behalf of the Board of Directors during intervals between regularly scheduled meetings of the Board of Directors if it is impracticable to delay action on a matter until the next regularly scheduled meeting of the Board of Directors, and (b) to take action on all matters of the Company that have been delegated for action by the Board of Directors. The Executive Committee meets from time to time, irregularly, and consults with each other and management as necessary to discharge its duties. The current members of the Executive Committee are Messrs. J.E. Reed (Chairman), S.B. Reed and Hindle.


Nominating Committee

     The Nominating Committee's responsibilities include (a) evaluating and recommending nominees for election as directors to the Board of Directors, (b) recommending to the Board of Directors criteria for membership on the Board, and
(c) proposing nominees to fill vacancies on the Board of Directors as they occur. The Nominating Committee consulted with each other and management as necessary to discharge its duties during the last twelve months. The current members of the Nominating Committee are Messrs. Boyce (Chairman), Hunter and Macdonald. In selecting candidates for election to the Board of Directors at future annual meetings of shareholders, the Nominating Committee will consider prospective candidates whose names have been submitted by shareholders. Such submissions should be in writing and directed to the Secretary of the Company at 260 North Elm Street, Westfield, Massachusetts 01085.

2.   Approval of Appointment of Independent Public Accountants

     The Board of Directors of the Company has voted to appoint the accounting firm of GrantThornton as independent public accountants to audit the financial statements of the Company for the year ending December 31, 1998, and recommends that the shareholders of the Company approve such appointment at the Annual Meeting of the Company. Although approval by the shareholders of the appointment of independent public accountants is not required, the Company has followed the practice of submitting such appointment for approval by the shareholders. The persons named in the accompanying proxy intend, subject to the discretionary authority above, to vote FOR the Approval of the Appointment of GrantThornton. If such approval is not obtained, the Board of Directors of the Company will reconsider its appointment of GrantThornton. A representative of GrantThornton has been invited and is expected to be present at the Annual Meeting where he or she will have an opportunity to make a statement if he or she desires, and he or she will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL.

3.   Other Matters

     No business other than that set forth in the attached Notice of Annual Meeting is expected to be acted upon, but should any other matters requiring a vote of shareholders be properly brought before the Annual Meeting or any postponement or adjournment thereof, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company.


                          VOTE REQUIRED

     The Company's By-Laws provide that the presence of the holders of a majority of the issued and outstanding stock of the Company entitled to vote at the Annual Meeting, present in person or represented by a proxy, shall constitute a quorum for the Annual Meeting and that the vote of the shareholders who hold a majority of the voting power present in person or represented by proxy at the Annual Meeting and entitled to vote will decide any question brought before the Annual Meeting, unless otherwise provided by statute or the Company's Restated Articles of Incorporation or By-Laws.

     The nominees for election as directors of the Company at the Annual Meeting who receive the greatest number of votes cast will be elected as directors for the nine (9) positions on the Board of Directors of the Company to be filled. The appointment of the independent accountants will be approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

     Where the quorum requirement set forth above is met, broker non-votes will have no effect on the outcome of the election of directors or the ratification of the appointment of the independent accountants because the matters to be acted upon are routine matters for which brokers have the discretion to vote on behalf of beneficial owners in the absence of instructions from beneficial owners. Abstentions will have no effect on the outcome of such election, but will have the same effect as a negative vote with respect to the ratification of the appointment of the independent accountants.


March 23, 1998                MESTEK, INC.